Exhibit 99.1

Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453

Repligen Reports Fourth Quarter 2016 Financial Results, Provides Guidance for 2017

Fourth quarter 2016 revenue of $25.6 million reflects 19% growth

Full year 2016 revenue of $104.5 reflects 25% growth

Full year 2016 GAAP and adjusted operating income grew 16% and 20% respectively

WALTHAM, MA – February 22, 2017 – Repligen Corporation (NASDAQ:RGEN), a life sciences company focused on bioprocessing technology leadership, today reported financial results for the fourth quarter ended December 31, 2016. Detailed in this press release are the Company’s performance highlights for the quarter and full year periods, followed by initial financial guidance for the year 2017 and access information for today’s webcast and conference call.

Tony J. Hunt, President and Chief Executive Officer said, “2016 was another strong year for Repligen, surpassing a $100M revenue milestone to deliver 25% growth in sales and a 20% increase in adjusted operating income. We continued to execute on our plans to grow and expand our bioprocessing product offering, increasing our direct product sales to represent approximately 50% of 2016 revenue. We strengthened our filtration and chromatography businesses through new product launches and acquisitions, positioning us well as single-use and continuous processing technologies gain further market traction. We finished the year with fourth quarter revenue ahead of our expectations, and we anticipate another double-digit revenue growth year in 2017 as we leverage our investments to continue delivering strong growth and earnings to our shareholders.”

Financial Highlights for the Fourth Quarter and Full Year of 2016

REVENUE

•	Revenue for the fourth quarter of 2016 increased to $25.6 million compared to $21.4 million for the fourth quarter of 2015, a year-over-year gain of 19% as recorded, or 21% at constant currency. Revenue for the full year 2016 was $104.5 million, an increase of 25% as recorded, or 26% at constant currency.

GROSS PROFIT

•	Gross profit for the fourth quarter of 2016 was $13.4 million, a year-over-year increase of $2.1 million and representing 52.5% gross margin. This compares to fourth quarter of 2015 gross profit of $11.3 million and 52.7% gross margin. Gross profit for the full year 2016 was $57.4 million, a year-over-year increase of $9.1 million and representing 54.9% gross margin. This compares to full year 2015 gross profit of $48.3 million and 57.8% gross margin.

OPERATING INCOME

•	Operating income (GAAP) for the fourth quarter of 2016 was $2.9 million, a year-over-year increase of $1.5 million or 104%. Operating income (GAAP) for the full year 2016 was $16.0 million, an increase of $2.2 million or 16% compared to full year 2015.

•	Adjusted operating income (non-GAAP) for the fourth quarter of 2016 was $3.8 million, a year-over-year increase of $0.4 million or 11%. For the full year 2016, adjusted operating income was $21.4 million, a year-over-year increase of $3.6 million or 20%.

o	Fourth quarter of 2016 adjustments to operating income totaled $0.9 million, as a result of the $0.9 million of expense related to our December 2016 acquisition of TangenX Technology Corporation (“TangenX”). In the fourth quarter of 2015, adjustments to operating income totaled $2.0 million of contingent consideration expense.

o	Full year 2016 adjustments to operating income totaled $5.5 million, including $0.9 million of TangenX acquisition expense, $1.3 million of Atoll GmBH (“Atoll”) acquisition expense, and $3.2 million of contingent consideration expense. For the full year 2015, adjustments to operating income totaled $4.1 million of contingent consideration expense.

o	Because the contingent consideration measurement periods related to previous acquisitions concluded in 2016, we do not expect to incur contingent consideration expense in 2017.

TAX

•	Income tax for the fourth quarter of 2016 was impacted by a non-recurring non-cash tax benefit totaling $4.3 million, predominantly a reversal of a valuation allowance triggered by the acquisition of TangenX. As a result, we reported a net income tax benefit of $3.5 million, compared to an income tax expense of $0.9 million for the fourth quarter of 2015. For the full year 2016, we reported a net income tax expense of $11,000 compared to income tax expense of $4.1 million for the year 2015.

NET INCOME

•	Net income (GAAP) for the fourth quarter of 2016 was $5.0 million, a year-over-year increase of $4.8 million compared to net income of $0.3 million for fourth quarter of 2015. For the full year 2016, GAAP net income was $11.7 million, a year-over-year increase of $2.3 million.

•	Adjusted net income (non-GAAP) for the fourth quarter of 2016 was $2.6 million, a year-over-year increase of $0.4 million or 16%. For the full year 2016, adjusted net income was $15.1 million, a year-over-year increase of $1.7 million or 13%.

EARNINGS PER SHARE

•	Earnings per share (GAAP) for the fourth quarter of 2016 were $0.15 on a fully diluted basis, compared to $0.01 for the fourth quarter of 2015. For the full year 2016, earnings per share (EPS) were $0.34 compared to $0.28 for the year 2015. The above mentioned non-recurring non-cash tax benefit contributed $0.12 to EPS for the fourth quarter and $0.13 for the full year 2016 periods.

•	Adjusted EPS (non-GAAP) for the fourth quarter of 2016 was $0.08 per fully diluted share, a $0.01 increase from $0.07 for the 2015 period. For the full year 2016, adjusted EPS was $0.44, a $0.04 increase from $0.40 for the year 2015.

Adjusted net income and adjusted EPS figures, detailed in the reconciliation tables below, exclude the impact of the above mentioned TangenX acquisition costs, Atoll acquisition costs, contingent consideration expenses, and the non-cash portion of debt-related interest expense, as well as the non-recurring tax valuation allowance benefit triggered by the TangenX acquisition.

EBITDA

•	EBITDA, a non-GAAP financial measure, for the fourth quarter of 2016 was $4.5 million, a 96% increase from $2.3 million for the fourth quarter of 2015. For the full year 2016, EBITDA was $20.4 million, an increase of 14% from $17.9 million for the year 2015.

•	Adjusted EBITDA for the fourth quarter of 2016 was $5.4 million, a 26% increase from $4.3 million for the fourth quarter of 2015. For the full year 2016, adjusted EBITDA was $25.9 million, an increase of 18% from $22.0 million for the full year 2015.

CASH

•	Our cash, cash equivalents and marketable securities at December 31, 2016 were $141.8 million.

Financial Guidance for 2017

Based on our current projections, we are providing financial guidance for the year 2017. This guidance is based on expectations for our existing business and does not include the financial impact of potential new acquisitions or future fluctuations in foreign currency exchange rates.

Beginning in 2017, we will be excluding intangible amortization costs from our non-GAAP reporting, on the basis that our recent acquisitions and potential new acquisitions are creating higher levels of this non-cash non-operational expense. Intangible amortization was not excluded in our 2016 non-GAAP reporting. We will therefore be providing restated GAAP to non-GAAP reconciliation tables for 2016 periods, starting with our first quarter of 2017 report and forward. We expect intangible amortization expense of approximately $3.0 million for the year 2017, compared to actual intangible amortization expense of $2.1 million in 2016.

2017 Guidance:

•	Total revenue for the year 2017 is projected to be $121-$126 million, reflecting revenue growth of 16%-21%, or 18%-23% at constant currency.

•	GAAP gross margin for the year 2017 is expected to be 55%-56% and adjusted gross margin is expected to be 55.5%-56.5%.

•	GAAP income from operations for the year 2017 is expected to be $24-$26 million and adjusted income is expected to be $27-$29 million.

•	Debt-related interest expense for the year 2017 is expected to be $6.4 million on a GAAP basis and $2.4 million on an non-GAAP basis.

•	GAAP income tax for the year 2017 is expected to be $5.5-$6.0 million and adjusted income tax is expected to be $6.0-$6.5 million.

•	GAAP net income for the year 2017 is expected to be $11-$13 million and adjusted net income for the year 2017 is expected to be $18-$20 million, which includes the cash portion ($2.4 million) of debt-related interest expense.

•	Fully diluted GAAP EPS for the year 2017 is expected to be in the range of $0.35-$0.40 and adjusted EPS is expected to be $0.54-$0.59.

•	EBITDA and adjusted EBITDA for the year 2017 is expected to be in the range of $31-$33 million.

Our non-GAAP guidance excludes the following items:

•	$3.0 million estimated intangible amortization expense; $0.6 million in cost of goods and $2.5 million in G&A.

•	$0.2 million estimated acquisition expenses (G&A) associated with the TangenX acquisition.

•	$4.0 million of non-cash interest expense (Other Income/Expense) related to our debt financing.

•	An increase of $0.4 million in income tax expense, due to the aforementioned reduction of intangible amortization expense.

Conference Call

Repligen will host a conference call and webcast today, February 22, 2017, at 8:30 a.m. EST, to discuss fourth quarter and full year 2016 financial results and corporate developments. The conference call will be accessible by dialing toll-free (844) 835-7432 for domestic callers or (404) 537-3372 for international callers. Dial-in participants must provide the passcode 73917985. In addition, a webcast will be accessible via the Investor Relations section of the Company’s website. Both the conference call and webcast will be archived for a period of time following the live event. The replay dial-in numbers are (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. Replay listeners must provide the passcode 73917985.

Non-GAAP Measures of Financial Performance

To supplement our financial statements, which are presented on the basis of U.S. generally accepted accounting principles (GAAP), the following non-GAAP measures of financial performance are included in this release: revenue growth rate at constant currency, adjusted gross margin, adjusted income from operations, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, adjusted net income and adjusted earnings per diluted share (EPS). The Company provides revenue growth rates in constant currency to exclude the impact of foreign currency translation in order to facilitate a comparison of its current revenue performance to its past revenue performance. To calculate revenue growth rates in constant currency, the Company converts actual net sales from local currency to U.S. dollars using constant foreign currency exchange rates in the current and prior period. The Company’s non-GAAP measures exclude the impact of contingent consideration related to the Company’s June 2014 asset purchase agreement with Refine Technology, the impact of contingent consideration and acquisition costs related to the Company’s April 2016 acquisition of Atoll GmBH, the impact of intangible amortization costs, the impact of non-cash, and in the case of EBITDA, cash interest expense related to the Company’s May 2016 convertible debt issuance, and the impact of a one-time tax benefit related to the TangenX acquisition. These costs are excluded because management believes that such expenses do not have a direct correlation to future business operations, nor do the resulting charges recorded accurately reflect the performance of our ongoing operations for the period in which such charges are recorded. Refine contingent consideration is triggered by the achievement of annual XCell™ ATF system sales milestones through the end of the year 2016, and Atoll-related contingent consideration is tied to sales of the acquired chromatography product through the end of the year 2016.

A reconciliation of GAAP to adjusted non-GAAP financial measures is included as an attachment to this press release. When analyzing the Company’s operating performance investors should not consider non-GAAP measures as substitutable for the comparable financial measures prepared in accordance with GAAP.

About Repligen Corporation

Repligen Corporation (NASDAQ:RGEN) is a bioprocessing company focused on the development, manufacture and commercialization of highly innovative products used to improve the interconnected phases of the biological drug manufacturing process. Our portfolio includes protein products (Protein A affinity ligands, cell culture growth factors), chromatography products (OPUS® pre-packed columns, chromatography resins, ELISA kits) and filtration products (XCell™ ATF Systems, Sius™ TFF cassettes). Our bioprocessing products are sold to major life sciences companies, biopharmaceutical development companies and contract manufacturing organizations worldwide. The Protein A ligands and growth factor products that we manufacture are components of chromatography resins and cell culture media, respectively. We are the leading manufacturer of Protein A ligands, a critical component of Protein A resins that are the industry standard for downstream separation and purification of monoclonal antibody-based therapeutics. Our growth factors are used in upstream processes to accelerate cell growth and productivity. Our innovative line of OPUS® chromatography columns, used in downstream processes for bench-scale through clinical-scale purification needs, are delivered pre-packed with our customers’ choice of resin and bed height. Our XCell™ ATF Systems, available in stainless steel and single-use configurations continuously eliminate waste from a bioreactor, to concentrate cells and increase productivity in upstream processes. Single-use Sius™ TFF cassettes and hardware are used for biologic drug concentration in downstream processes. Repligen’s corporate headquarters are in Waltham, MA (USA) and our manufacturing facilities are located in Waltham, MA, Shrewsbury, MA, Lund, Sweden and Weingarten, Germany.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, express or implied statements or guidance regarding current or future financial performance and position, including cash and investment position, the potential impairment of future earnings, management’s strategy, plans and objectives for future operations or acquisitions, product development and sales, selling, general and administrative expenditures, intellectual property, development and manufacturing plans, availability of materials and product and adequacy of capital resources and financing plans constitute forward-looking statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” “anticipate,” or “could” and similar expressions. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: our ability to successfully grow our bioprocessing business, including as a result of acquisition, commercialization or partnership opportunities; our ability to develop and commercialize products and the market acceptance of our products; reduced demand for our products that adversely impacts our future revenues, cash flows, results of operations and financial condition; our ability to compete with larger, better financed bioprocessing, pharmaceutical and biotechnology companies; our compliance with all Food and Drug Administration and EMEA regulations; our volatile stock price; and other risks detailed in Repligen’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Repligen periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Repligen contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and Repligen does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date hereof except as required by law.

Repligen Contact:

Sondra S. Newman

Senior Director Investor Relations

(781) 419-1881

REPLIGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share data)	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Revenue:
Product revenue	$25,499	$21,449	$104,441	$83,537
Royalty and other revenue	100	—	100	—

Total revenue	25,599	21,449	104,541	83,537
Costs and expenses:
Cost of product revenue	12,162	10,148	47,117	35,251
Research and development	2,040	1,431	7,355	5,740
Selling, general and administrative	8,567	6,473	30,853	24,699
Contingent consideration — fair value adjustments	(75)	1,969	3,242	4,083

	22,694	20,021	88,567	69,773

Income from operations	2,905	1,428	15,974	13,764
Investment income	112	44	346	136
Interest expense	(1,570)	(8)	(3,768)	(32)
Other (expense) income	119	(270)	(860)	(445)

Income before income taxes	1,566	1,194	11,692	13,423
Income tax (benefit) provision	(3,463)	929	11	4,078

Net income	$5,029	$265	$11,681	$9,345

Earnings per share:
Basic	$0.15	$0.01	$0.35	$0.28

Diluted	$0.15	$0.01	$0.34	$0.28

Weighted average shares outstanding:
Basic	33,833,287	32,945,912	33,572,883	32,881,940

Diluted	34,368,769	33,576,724	34,098,898	33,577,091

Balance Sheet Data:	December 31, 2016	December 31, 2015
Cash, cash equivalents and marketable securities*	$141,780	$73,407
Working capital	163,078	84,471
Total assets	288,913	146,237
Long-term obligations	99,074	4,708
Accumulated deficit	(59,861)	(71,542)
Stockholders' equity	168,764	122,748

*	does not include restricted cash

REPLIGEN CORPORATION

RECONCILIATION OF GAAP INCOME FROM OPERATIONS TO NON-GAAP INCOME OPERATIONS

(Unaudited)

(in thousands)	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
GAAP INCOME FROM OPERATIONS	$2,905	$1,428	$15,974	$13,764

NON-GAAP INCOME FROM OPERATIONS ADJUSTMENTS:
Atoll acquisition costs	17	—	1,279	—
TangenX acquisition costs	935	—	935	—
Contingent consideration — fair value adjustments	(75)	1,969	3,242	4,083

NON-GAAP ADJUSTED INCOME FROM OPERATIONS	$3,782	$3,397	$21,430	$17,847

REPLIGEN CORPORATION

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP ADJUSTED NET INCOME

(Unaudited)

(in thousands)	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
GAAP NET INCOME	$5,029	$265	$11,681	$9,345

NON-GAAP NET INCOME ADJUSTMENTS:
Atoll acquisition costs	17	—	1,279	—
TangenX acquisition costs	935	—	935	—
Contingent consideration — fair value adjustments	(75)	1,969	3,242	4,083
Non-cash interest expense	954	—	2,274	—
Net tax benefit from Atoll and TangenX acquisitions	(4,269)	—	(4,269)	—

NON-GAAP ADJUSTED NET INCOME	$2,591	$2,234	$15,142	$13,428

REPLIGEN CORPORATION

RECONCILIATION OF GAAP NET INCOME PER SHARE TO NON-GAAP ADJUSTED NET INCOME PER SHARE

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
GAAP NET INCOME PER SHARE — DILUTED	$0.15	$0.01	$0.34	$0.28

NON-GAAP NET INCOME ADJUSTMENTS:
Atoll acquisition costs	0.00	—	0.04	—
TangenX acquisition costs	0.03	—	0.03	—
Contingent consideration — fair value adjustments	(0.00)	0.06	0.10	0.12
Non-cash interest expense	0.03	—	0.07	—
Net tax benefit from Atoll and TangenX acquisitions	(0.12)	—	(0.13)	—

NON-GAAP ADJUSTED NET INCOME PER SHARE — DILUTED	$0.08	$0.07	$0.44	$0.40

Totals may not add due to rounding.

REPLIGEN CORPORATION

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA

(Unaudited)

(in thousands)	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
GAAP NET INCOME	$5,029	$265	$11,681	$9,345

NON-GAAP EBITDA ADJUSTMENTS:
Investment Income	(112)	(44)	(346)	(136)
Interest Expense	1,570	8	3,768	32
Tax Provision	(3,463)	929	11	4,078
Depreciation	910	745	3,269	2,996
Amortization	568	399	2,052	1,600

NON-GAAP EBITDA	4,502	2,302	20,435	17,915

OTHER NON-GAAP ADJUSTMENTS:
Atoll acquisition costs	17	—	1,279	—
TangenX acquisition costs	935	—	935	—
Contingent consideration — fair value adjustments	(75)	1,969	3,242	4,083

NON-GAAP ADJUSTED EBITDA	$5,379	$4,271	$25,891	$21,998

# # #